Customer No.

Loan No.

Wachovia Bank, National
Association	Commercial Promissory Note

$37,500,000	Norfolk, Virginia

November 29, 2005

Master Note

FOR VALUE RECEIVED, the undersigned (whether one or more, “Borrower”) promises to pay to WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”), or order, the sum of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), or so much thereof as shall have been disbursed from time to time and remains unpaid, together with interest at the rate and payable in the manner hereinafter stated. Subject to compliance with the Loan and Security Agreement (defined below), Borrower may borrow, repay and reborrow from time to time under this Note. Principal and interest shall be payable at any banking office of Bank in the city or town indicated above, or such other place as the holder of this Note may designate.

Article I. Interest Rate.

Section 1.1. Rate of Accrual. Interest will accrue on the unpaid principal balance at the rate set forth in Section 1.2.1. until maturity of this Note, whether such maturity occurs by acceleration or on the Maturity Date; and, at Bank’s option, interest at the foregoing rate will accrue on any unpaid interest before such maturity. Interest will accrue on any unpaid balance owing under this Note, whether principal, interest, fees, premiums, charges or costs and expenses, after maturity at the rate set forth in Section 1.2.2. All accrual rates of interest under this Note will be contract rates of interest, whether a pre-default rate or a default rate, and references to contract rates in any loan documents executed and delivered by Borrower or others to Bank in connection with this Note shall be to such contract rates.

Section 1.2. Interest Rates.

1.2.1. Pre-Default Rate. Subject to the provisions of Section 1.2.2. below, interest payable on this Note per annum will accrue at a variable rate per annum equal to the LIBOR Market Index Rate plus 1.75%. “LIBOR Market Index Rate”, for any day, is the rate for 1 month U.S. dollar deposits as reported on Telerate Page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation). The rate may be adjusted from time to time in Bank’s sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. Bank’s determination of such interest rate shall be conclusive, absent manifest error.

1.2.2 Default Rate. Upon the nonpayment of any payment of interest described herein, Bank, at its option and without accelerating this Note, may accrue interest on such unpaid interest at a rate per annum (“Default Rate”) equal to the lesser of the maximum contract rate of interest that may be charged to and collected from Borrower on the loan evidenced by this Note under applicable law or five percent (5.0%) plus the pre-default interest rate otherwise applicable hereunder, as set forth in Section 1.2.1. After maturity of this Note, whether by acceleration or otherwise, interest will accrue on the unpaid principal of this Note, any accrued but unpaid interest and all fees, premiums, charges and costs and expenses owing hereunder at the Default Rate until this Note is paid in full, whether this Note is paid in full pre-judgement or post-judgement.

1.2.3. Variable Rate; Calculation of Interest.

1.2.3.1 Variable Rate. This is a variable rate note. Any change in the rate of interest payable under this Note will equal the change in the variable rate index to which such rate is tied, but the rate at which interest accrues under this Note shall never exceed the maximum contract rate which may be charged to and collected from Borrower on the loan evidenced by this Note under applicable law. Bank shall have no obligation to notify Borrower of adjustments in the rate of interest payable under this Note. Adjustments to the rate of interest will be effective on the day of any change in the variable rate index, with the rate being adjusted to reflect the most recent change in the variable rate index.

1.2.3.2 Calculation of Interest. All interest payable under this Note shall be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Payments in federal funds, immediately available in the place designated for payment, received by Bank prior to 2:00 p.m. local time at said place of payment, shall be credited as if received prior to close of business on the day the funds are immediately available; while other payments, at the option of Bank, may not be credited until such payments are immediately available to Bank, in federal funds, in the place designated for payment, prior to 2:00 p.m. local time at said place of payment on a day on which Bank is open for business.

Article II. Payment Terms.

Section 2.1. Interest Payment Terms. Payments under this Note include an interest component and a principal component. The principal component is set forth in Section 2.2 below. The interest component shall be paid as follows: interest shall be payable monthly, in arrears, beginning January 1, 2006 and continuing on the same calendar day of each consecutive month thereafter until the Maturity Date, when all accrued but unpaid interest is due and payable in full.

Section 2.2. Principal Payment Terms; Maturity Date. As stated in Section 2.1 above, payments under this Note include an interest component and a principal component. The interest component is set forth in Section 2.1 above. The principal component shall be paid as follows: if not sooner paid, then principal shall be payable in one single payment on the Maturity Date (as defined in the Loan and Security Agreement), as the same may be extended from time to time in accordance with the terms of the Loan and Security Agreement.

Section 2.3. Prepayment. This Note may be prepaid in whole, or in part at any time without any prepayment premium.

Section 2.4. Application of Payments. All payments made on this Note shall be applied first to payment of all late fees, charges, premiums and costs and expenses due but unpaid under this Note, then to accrued but unpaid interest and finally to principal, in the inverse order of the payment dates therefor, unless Bank determines in its sole discretion to apply payments in a different order or applicable law requires a different application of payments. The partial prepayment of this Note, if permitted, shall not result in a payment holiday or any other deferral of any regularly scheduled payments under this Note, all of which shall be made as and when the same are scheduled to be paid.

Article III. Loan Agreement and Security.

Section 3.1. Loan Agreement. Borrower and Bank have entered into a loan and security agreement of even date herewith (“Loan and Security Agreement”). Capitalized terms used in this Note and not otherwise defined herein have the meanings set forth in the Loan and Security Agreement. This Note is one of the promissory notes originated to evidence Credit Extensions under the Loan and Security Agreement. Borrower shall perform and abide by, as and when so required, each and all of the covenants, terms and conditions imposed upon or applicable to Borrower in the Loan and Security Agreement and all security documents and other agreements referenced in the Loan and Security Agreement.

Section 3.2. Security Documents. This Note is secured by (1) the Loan and Security Agreement, (2) the security documents and other supporting obligations identified in the Loan and Security Agreement, (3) the security documents and other supporting obligations which reference that they secure this Note or the Loan and Security Agreement, (4) any security documents and other supporting obligations which reference that they secure all indebtedness or other obligations owing from time to time by Borrower to Bank, and (5) any security documents and other supporting obligations which reference that they secure all indebtedness from time to time owing from Borrower to Bank other than consumer credit as defined under the Federal Reserve Board’s Regulation Z (Truth-in-Lending) (12 CFR 226 et seq.) (“security documents”).

Article IV. Default and Acceleration.

Section 4.1. Late Charges and Expenses. Borrower agrees to pay, upon demand by Bank, or if demand is not sooner made, on maturity of this Note, whether such maturity occurs by acceleration or on the Maturity Date, for each payment past due for fifteen (15) or more calendar days, a late charge in an amount equal to the lesser of (1) four percent (4%) of the amount of the payment past due or (2) the maximum percentage of the payment past due permitted by applicable law, or the maximum amount if not expressed as a percentage. If this Note is not paid in full whenever it becomes due and payable, Borrower agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees.

Section 4.2 Default. Any one or more of the following shall constitute an event of default (“Event of Default”) under this Note: any event of default under the Loan and Security Agreement.

Section 4.3 Acceleration. Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, (1) the entire unpaid principal balance of this Note, together with all other amounts owing and all other amounts to be owing under this Note, shall, at the option of Bank, become immediately due and payable, without notice or demand, and (2) the Bank may, both before and after acceleration, exercise any of and all of its other rights and remedies under this Note and the other loan documents, as well as any additional rights and remedies it may have at law and it may have in equity, to recover full payment of the balance (principal, interest, fees, premiums, charges and costs and expenses) owing under this Note. The failure by Bank to exercise any of its options shall not constitute a waiver of the right to exercise same in the event of any subsequent default.

Article V. Miscellaneous.

Section 5.1. Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Note, including payment in full of the loan evidenced hereby, in using and applying the various terms, provisions and conditions in this Note, the following shall apply: (1) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (2) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and legal entities, including public and quasi-public bodies, as well as individuals; (3) the term “Note” refers to this Commercial Promissory Note, the term “loan document” refers to this Note, the Loan and Security Agreement and any security documents and other documents and agreements executed and delivered to Bank or others on Bank’s behalf in connection with this Note, and the term “Borrower” refers to all signatories of this Note collectively and severally, as the context of this Note requires, and all signatories of this Note shall be and the same are jointly and severally liable hereunder; (4) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (5) the term “subsidiary” means any registered organization or other organization (i) the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more subsidiaries of Borrower, or Borrower and one or more subsidiaries of Borrower, or (ii) otherwise controlled by or within the control of Borrower or any subsidiary; (6) the Commitment Letter and the other loan documents shall be applied and construed in harmony with each other to the end that Bank is ensured repayment of the loan evidenced by this Note in accordance with the terms of this Note and such other loan documents, and this Note and the other loan documents shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Note or any of the other loan documents; (7) Bank does not intend to and shall not reserve, charge or collect interest, fees or charges hereunder in excess of the maximum rates or amounts permitted by applicable law and if any interest, fees or charges are reserved, charged or collected in excess of the maximum rates or amounts, it shall be construed as a mutual mistake, appropriate adjustments shall be made by Bank and to the extent paid, the excess shall be returned to the person making such a payment; and (8) wherever possible each provision of this Note shall be interpreted and applied in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note, or the application thereof shall be in a manner and to an extent permissible under applicable law.

Section 5.2. Documentary and Intangibles Taxes. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged or required to be paid in connection with the loan evidenced by this Note, or any extension, renewal or modification of such loan, or assessed, charged or required to be paid in connection with any of the loan documents.

Section 5.3. Maintenance of Records by Bank. Bank is authorized to maintain, store and otherwise retain the loan documents in their original, inscribed tangible forms or records thereof in an electronic medium or other non-tangible medium which permits such records to be retrieved in perceivable forms.

Section 5.4. Right of Set-off; Recoupment. Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, or upon demand by Bank for payment of this Note, Bank is authorized and empowered to apply to the payment hereof, any and all money deposited in Bank in the name of or to the credit of Borrower, without advance notice, and is authorized to offset any obligation of Bank to Borrower to the payment hereof and is authorized to exercise its rights of recoupment relative to Borrower.

Section 5.5. Waiver. Borrower waives presentment, demand, protest and notice of dishonor, waives any rights which it may have to require Bank to proceed against any other person or property, agrees that without notice to any person and without affecting any person’s liability under this Note, Bank, at any time or times, may grant extensions of the time for payment or other indulgences to any person or permit the renewal, amendment or modification of this Note or any other agreement executed and delivered by any person in connection with this Note, or permit the substitution, exchange or release of any security for this Note and may add or release any person primarily or secondarily liable, and agrees that Bank may apply all moneys made available to it from any part of the proceeds from the disposition of any security for this Note either to this Note or to any other obligation of Borrower to Bank, as Bank may elect from time to time. No act or inaction of Bank under this Note shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

Section 5.6. Jury and Jurisdiction. This Note shall be deemed to have been executed and delivered in the Commonwealth of Virginia regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, excluding, however, the conflict of law and choice of law provisions thereof. Borrower, to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Note.

Section 5.7. Successors and Assigns. This Note shall apply to and bind Borrower’s and Bank’s successors and assigns. All references in this Note to Bank shall include the holder hereof and this Note shall inure to the benefit of any holder, its successors and assigns; and, Borrower waives and will not assert against any transferee or assignee of this Note any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive. Borrower acknowledges that Customer Numbers and Loan Numbers may be added to this Note after execution and delivery of this Note by Borrower and if there is a section denoted “BANK USE ONLY”, the information under such section may also be completed by Bank after execution and delivery of this Note. In addition, in the event the date of this Note is omitted, Borrower consents to Bank inserting the date.

Section 5.8. Master Note. This Note evidences a line of credit under the Loan and Security Agreement and Borrower shall be liable for only so much of the principal amount as shall be equal to the total of the amounts advanced to or for Borrower by Bank from time to time, less all payments made by or for Borrower and applied by Bank to principal, and for interest on each such advance, fees, premiums, charges and costs and expenses incurred or due hereunder, all as shown on Bank’s books and records which shall be conclusive evidence of the amount owed by Borrower under this Note, absent a clear and convincing showing of bad faith or manifest error. If this is a MASTER NOTE, on demand for payment of this Note, in whole or in part or upon the occurrence of an Event of Default or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, in addition to its other rights and remedies, Bank may terminate or suspend Borrower’s right to receive any future or additional advances under this Note and the other loan documents.

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(Signatures Begin on the Next Page)

The undersigned has executed this Note as of the day and year first above stated.

PORTFOLIO RECOVERY ASSOCIATES, INC. By: /s/ Steven D. Fredrickson	Witness:
Print Name: _Steven D. Fredrickson Title: _CEO	/s/ Kevin P. Stevenson Print Name: _Kevin P. Stevenson

Signature Page to Wachovia Promissory Note